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                                  EXHIBIT 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP




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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Skaneateles Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Skaneateles Bancorp, Inc. of our report dated January 12, 1998, relating to the consolidated balance sheets of Skaneateles Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Skaneateles Bancorp, Inc.


KPMG Peat Marwick LLP


Syracuse, New York
May 12, 1998